May 16, 2000



Gables Residential Trust
2859 Paces Ferry Road
Overlook III, Suite 1450
Atlanta, Georgia  30339

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 1,132,895 common shares of beneficial interest, par value $.01 per share (the "Shares"), of Gables Residential Trust, a Maryland real estate investment trust (the "Company").

     In connection with rendering this opinion, we have examined the Amended and Restated Declaration of Trust, as amended to date, the Second Amended and Restated Bylaws of the Company, as amended to date, such records of the corporate proceedings of the Company as we deemed material, a registration statement on Form S-8 under the Securities Act relating to the Shares (the "Registration Statement"), the Gables Residential Trust Fourth Amended and Restated 1994 Share Option and Incentive Plan, as amended (the "Plan"), and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

     We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the Commonwealth of Massachusetts and the Maryland General Corporation Law.


     Based upon the foregoing, we are of the opinion that when the Shares have been issued and paid for in accordance with the terms of the Plan, the Shares will be legally issued, fully paid and nonassessable common shares of beneficial interest, par value $.01 per share, of the Company.

     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Goodwin, Procter & Hoar, LLP
--------------------------------
GOODWIN, PROCTER & HOAR, LLP